Filed Pursuant to Rule 433

Registration Statement No. 333-262384

Registration Statement No. 333-262384-01

Pricing Term Sheet

€1,250,000,000

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

€500,000,000 1.500% Senior Notes due 2030

€750,000,000 2.000% Senior Notes due 2034

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	March 8, 2022
Settlement Date:	March 18, 2022 (T+8)
Expected Ratings*:	Aa2/AA (Stable/Stable)

Principal Amount:	€500,000,000 (2030 Notes) €750,000,000 (2034 Notes)

Maturity Date:	March 18, 2030 (2030 Notes) March 18, 2034 (2034 Notes)

Issue Price (Price to Public):	99.701% of face amount (2030 Notes) 99.989% of face amount (2034 Notes)

Gross Spread:	17 bps (2030 Notes) 22 bps (2034 Notes)

Proceeds to Issuer:	€1,245,922,500

Interest Rate:	1.500% per annum (2030 Notes) 2.000% per annum (2034 Notes)

Yield to Maturity:	1.540% (2030 Notes) 2.001% (2034 Notes)

Spread to Mid Swap:	+85 bps (2030 Notes) +110 bps (2034 Notes)

Mid Swap Yield:	0.690% (2030 Notes) 0.901% (2034 Notes)

Benchmark Security:	DBR 0.000% due February 15, 2030 (2030 Notes) DBR 0.000% due August 15, 2031 (2034 Notes)

Benchmark Security Price:	100.120% (2030 Notes) 99.450% (2034 Notes)

Benchmark Security Yield:	-0.015% (2030 Notes) 0.058% (2034 Notes)

Spread to Benchmark Security:	+155.5 bps (2030 Notes) +194.3 bps (2034 Notes)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Interest Payment Dates:	Annually on March 18, commencing March 18, 2023

Optional Redemption:	At any time prior to December 18, 2029, in the case of the 2030 Notes, and December 18, 2033, in the case of the 2034 Notes: Make-whole redemption at comparable government bond rate plus +25 bps, in the case of the 2030 Notes, and +30 bps, in the case of the 2034 Notes On or after December 18, 2029, in the case of the 2030 Notes, and December 18, 2033, in the case of the 2034 Notes: Redemption at par

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	084664 DC2 (2030 Notes) 084664 DD0 (2034 Notes)

Common Code:	245683901 (2030 Notes) 245683936 (2034 Notes)

ISIN:	XS2456839013 (2030 Notes) XS2456839369 (2034 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	The Issuer intends to apply to list the 1.500% Senior Notes due 2030 and the 2.000% Senior Notes due 2034 on the New York Stock Exchange

Other Information

Joint Book-Running Managers:	J.P. Morgan Securities plc Merrill Lynch International

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) or UK PRIIPs KID has been prepared as the Notes are not available to retail investors in the EEA or in the United Kingdom.

Settlement Period: The closing will occur on March 18, 2022, which will be more than two U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

Each of the Issuer and the Guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc collect at +44-207-134-2468 or Merrill Lynch International toll-free at +1-800-294-1322.

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